Exhibit 99.1

TRIBUNE ANNOUNCES OFFER OF SETTLEMENT
IN MATTHEW BENDER TAX CASE

CHICAGO, June 1, 2007—Tribune Company (NYSE:TRB) today said that an offer of settlement is pending in its appeal of the 2005 Tax Court decision disallowing the tax free reorganization of Matthew Bender, a former subsidiary of The Times Mirror Company.

Under the proposed settlement, Tribune will receive refunds of approximately $350 million in federal and state income taxes and interest resulting from payments previously made for both the Matthew Bender transaction and a similar transaction completed by Times Mirror. Tribune acquired Times Mirror in June 2000, and inherited the preexisting tax dispute at that time.

A filing with the Seventh Circuit U.S. Court of Appeals said that while it is not certain that the settlement will be approved, counsel for both parties are optimistic that the case can be resolved without the intervention of the Court. The Court has agreed to defer the June 5 oral argument for 90 days to allow for governmental review and approval of the offer.

Tribune expects to have further information regarding its offer of settlement in the third quarter of 2007. Both parties are restricted from publicly discussing the terms of the settlement agreement, except as otherwise legally required.

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TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman	Ruthellyn Musil
312/222-3394 (office)	312/222-3787 (office)
312/222-1573 (fax)	312/222-1573 (fax)
gweitman@tribune.com	rmusil@tribune.com